PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JUNE 14, 1999                    REGISTRATION NO. 333-75865

                             SOLECTRON CORPORATION

                                 $1,656,000,000
         LIQUID YIELD OPTION(TM) NOTES (ZERO COUPON -- SENIOR) DUE 2019
                                      AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONS

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Liquid Yield Option(TM) Notes (Zero Coupon -- Senior) due 2019 (the "LYONs") of Solectron Corporation (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated June 14, 1999, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each Selling Stockholder of the LYONs that may be offered using this prospectus. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                          Principal Amount
                            at Maturity                    Number of
                             of LYONs                      Shares of
                            Beneficially   Percentage     Common Stock    Percentage of
                            Owned That      of LYONs        That May       Common Stock
         Name               May Be Sold    Outstanding     Be Sold(1)     Outstanding(2)
-----------------------     -----------    -----------    ------------    --------------
PIMCO Total Return Fund     $4,950,000          *            36,986             *

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* Less than 1%

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     7.472 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs -- Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 253,032,261 shares of common stock outstanding as of June 9, 1999. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

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         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
       IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY,
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

                                  ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this Prospectus Supplement is August 13, 1999.

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(TM) Trademark of Merrill Lynch & Co.,